Exhibit 5.1

September 26, 2017

AdvanSix Inc.
300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054

Re:     AdvanSix Inc. - Registration Statement on Form S-8

This opinion is submitted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by AdvanSix Inc., a Delaware corporation (the “Company”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) $10,000,000 of unsecured obligations of the Company to pay deferred compensation and other amounts (the “Deferred Compensation Obligations”), which may be issued pursuant to the AdvanSix Inc. Deferred Compensation Plan (the “Plan”) and (ii) 150,000 shares of the Company’s common stock, par value $0.01 per share, which may be issued pursuant to the Plan (the “Shares”).

I am the Senior Vice President, General Counsel and Corporate Secretary of the Company and, in that capacity, I, or lawyers employed by the Company acting under my supervision, have examined the written documents constituting the Plan and such other documents and corporate records as I, or they, have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

In my examination of such documents and records, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the legal capacity of natural persons and the conformity with the originals of all documents submitted to me as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that (i) the Deferred Compensation Obligations under the Plan represent valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan; and (ii) the Shares will be validly issued, fully paid and nonassessable when (x) the Registration Statement shall have become effective under the Act; (y) the Shares have been duly issued and sold as contemplated by the Registration Statement (including the related prospectus which is not filed herewith) and the Plan; and (z) either a certificate representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor, if any, or if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchaser thereof, upon payment of the agreed consideration therefor, if any, in accordance with the terms of the Plan.

My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium or other similar law affecting creditors’ rights generally, (ii) by general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law, and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

The foregoing opinion is limited to the laws of the State of Delaware. I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ John M. Quitmeyer
John M. Quitmeyer
Senior Vice President, General Counsel
and Corporate Secretary